Zumiez Inc. Reports December 2014 Sales Results

Net Sales Increased 14.4% to $143.4 Million; December 2014 Comparable Sales Increased 8.0%; Company Raises Fourth Quarter 2014 Guidance

LYNNWOOD, WA -- (Marketwired - January 07, 2015) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended January 3, 2015 increased 14.4% to $143.4 million, compared to $125.3 million for the five-week period ended January 4, 2014. The Company's comparable sales increased 8.0% for the five-week period ended January 3, 2015 compared to a comparable sales decrease of 2.4% for the five-week period ended January 4, 2014.

Based primarily on higher than planned sales quarter-to-date and to a lesser extent better product margins, partially offset by foreign currency headwinds, the Company is raising its guidance and now expects fiscal 2014 fourth quarter net sales in the range of $255 to $256 million and net income per diluted share of approximately $0.75 to $0.77, an increase from the previously issued guidance of net sales in the range of $249 to $251 million and net income per diluted share of approximately $0.69 to $0.72. This guidance is now predicated on a comparable sales increase of approximately 7% for the fourth quarter and includes a previously disclosed estimate of $0.6 million, or approximately $0.02 per diluted share, for charges associated with the acquisition of Blue Tomato.

To hear the Zumiez prerecorded December sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.
Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of January 3, 2015 we operated 604 stores, including 551 in the United States, 35 in Canada, and 18 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company's quarterly report on Form 10-Q for the quarter ended November 1, 2014 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200